Exhibit 10.2

Execution Version

FIRST AMENDMENT

TO

MANAGEMENT AGREEMENT

This First Amendment to Management Agreement (this “Amendment”) is entered into as of July 17, 2020 by and among NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Company”), and NexPoint Real Estate Advisors VII, L.P., a Delaware limited partnership (the “Manager”). All capitalized terms used herein and not otherwise defined have the respective meaning given to such terms in the Management Agreement (as defined below).

RECITALS

A. The parties hereto previously entered into that certain Management Agreement, dated February 6, 2020 (the “Management Agreement”).

B. In accordance with Section 13(b) of the Management Agreement, the parties hereto desire to amend certain provisions of the Management Agreement as set forth herein.

Agreement

Section 1. Definitions. The definition of “Equity” as set forth in Section 1 of the Management Agreement is hereby amended and restated in its entirety to read as follows:

“‘Equity’ means (a) the sum of (i) total stockholders’ equity immediately prior to the Offering Date, plus (ii) the net proceeds received by the Company from all issuances of the Company’s equity securities in and after the IPO, plus (iii) the Company’s cumulative Core Earnings from and after the Offering Date to the end of the most recently completed calendar quarter, (b) less (i) any distributions to the Stockholders from and after the Offering Date to the end of the most recently completed calendar quarter and (ii) all amounts that the Company or any of its subsidiaries has paid to repurchase for cash the shares of the Company’s equity securities from and after the Offering Date to the end of the most recently completed calendar quarter. In the Company’s calculation of Equity, the Company will adjust its calculation of Core Earnings to remove the compensation expense relating to awards granted under one or more of its long-term incentive plans that is added back in the calculation of Core Earnings. Additionally, for the avoidance of doubt, Equity does not include the assets contributed to the Company in the Formation Transaction.”

Section 2. Miscellaneous.

(a) Effect of Amendment. This Amendment is limited as specified herein and shall not constitute a modification, amendment or waiver of any other provision of the Management Agreement. Except as specifically amended by this Amendment, all other provisions of the Management Agreement are hereby ratified and remain in full force and effect.

(b) Single Document. From and after the date hereof, all references to the Management Agreement shall be deemed to be references to the Management Agreement as amended by this Amendment.

(c) Severability. The provisions of this Agreement are independent and severable from each other and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(d) Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(e) Headings. The headings in this Amendment are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this FIRST AMENDMENT TO MANAGEMENT AGREEMENT as of the date first written above.

NEXPOINT REAL ESTATE FINANCE, INC.

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Chief Financial Officer, Executive VP-Finance, Secretary and Treasurer

NEXPOINT REAL ESTATE ADVISORS VII, L.P.

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Chief Financial Officer, Executive VP-Finance, Secretary and Treasurer